                                                                   Exhibit 23(a)



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
CompuCom Systems, Inc.


We consent to incorporation by reference in this Registration Statement of our report dated February 8, 1995, relating to the consolidated balance sheets of CompuCom Systems, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows, and related schedules for each of the years in the three-year period ended December 31, 1994, which report is included or incorporated by reference in the Annual Report on Form 10-K of CompuCom Systems, Inc. for the year ended December 31, 1994.



                                                KPMG Peat Marwick LLP


Dallas, Texas
October 9, 1995